UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 30, 2005
Critical Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50767	04-3523569

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Westview Street, Lexington, Massachusetts	02421

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 402-5700
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
SIGNATURE

Item 1.01. Entry Into a Material Definitive Agreement.
2005 Cash Bonuses
     Under the employment agreements dated December 21, 2004 that Critical Therapeutics, Inc. entered into with its executive officers, each executive officer is eligible for an annual cash bonus in an amount determined by the Compensation Committee of the Board of Directors. On November 30, 2005, after reviewing the level of attainment for our company goals for 2005 and the contributions made by our executive officers and based on the recommendation of the Compensation Committee, our independent directors of the Board approved discretionary cash bonuses for our executive officers in respect of our 2005 fiscal year in the following amounts:

Executive Officer	Title	Cash Bonus
Paul D. Rubin, M.D.	President and Chief Executive Officer	$110,000
Rick Finnegan	Senior Vice President of Sales and Marketing	$53,000
Walter Newman, Ph.D.	Chief Scientific Officer and Senior Vice President of Research and Development	$54,000
Trevor Phillips, Ph.D.	Chief Operating Officer and Senior Vice President of Operations	$49,000
Frank E. Thomas	Chief Financial Officer, Senior Vice President of Finance and Treasurer	$47,000
Scott B. Townsend, Esq.	Vice President of Legal Affairs and Secretary	$43,000
     The cash bonuses will be paid in January 2006 and will be included in accrued expenses as of December 31, 2005.
2006 Salary Increases
     On November 30, 2005, based on the recommendation of the Compensation Committee, our independent directors approved market-adjustment and merit increases in the annual base salary of our executive officers effective January 1, 2006. The 2006 annual base salary for each of our executive officers will be as follows:

Executive Officer	2006 Annual Base Salary
Paul D. Rubin, M.D.	$367,000
Rick Finnegan	$252,600
Walter Newman, Ph.D.	$269,500
Trevor Phillips, Ph.D.	$269,000
Frank E. Thomas	$252,600
Scott B. Townsend, Esq.	$220,000
Future Bonus Eligibility
     On November 30, 2005, based on the recommendation of the Compensation Committee, our independent directors approved increases in the maximum annual cash bonuses payable to our executive officers. Effective January 1, 2006, each executive officer will be eligible for an annual maximum cash bonus for 2006 and each subsequent year of 30% of annual base salary (previously eligible for 25% of annual base salary), or 45% of annual base salary (previously eligible for 40% of annual base salary) for Dr. Rubin, our chief executive officer, the amount of such bonus, if any, as determined by the Compensation Committee. The Compensation Committee may make actual cash bonus awards that may be greater or less than the annual maximum cash bonus based on overall corporate performance and individual performance. None of our executive officers is guaranteed any annual cash bonus.
2006 Company Goals
     On November 30, 2005, based on the recommendation of the Compensation Committee, our Board of Directors approved company goals for 2006. These company goals will be considered in determining bonus amounts for our executive officers in respect of our 2006 fiscal year. The company goals for 2006 include:
•	enhancing the commercial value of zileuton by meeting ZYFLO® sales targets, making specified regulatory filings and achieving specified business development goals;
•	progressing our research and development pipeline by making specified regulatory filings and achieving specified pre-clinical and clinical development milestones and business development goals for our other product candidates;
•	maintaining our financial position by managing our cash balance and raising capital, as necessary, to support our operating plan and communicating effectively with investors; and
•	recruiting and retaining key employees to create an effective organization.
Director Compensation
     On November 30, 2005, based on the recommendation of the Compensation Committee, our independent directors approved an amended and restated director compensation and reimbursement policy that increases the compensation that we pay to the chairs of our Board committees and our lead independent director. Effective January 1, 2006, we will pay the chair of our Audit Committee an annual fee of $6,500, the chair of our Compensation Committee an annual fee of $6,000, the chair of our Nomination and Corporate Governance Committee an annual fee of $5,000 and our lead independent director an annual fee of $7,000. In addition to these fees, our non-employee directors are eligible for per meeting fees. Our amended and restated director compensation and reimbursement policy also provides that non-employee directors serving on the Board for less than a full year will receive a pro rata portion of the stock option grant that we make to non-employee directors following our annual meeting each year. In addition, effective January 1, 2006, we will pay all reasonable expenses related to continuing director education; provided, however, that we will pay only a pro rata portion of those expenses if a non-employee director serves on any additional public company boards.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2005	CRITICAL THERAPEUTICS, INC.
	By:	/s/ Trevor Phillips
Trevor Phillips, Ph.D.
Chief Operating Officer and Senior Vice President of Operations